Exhibit 10.2

DUKE ENERGY CORPORATION
DIRECTORS’ SAVINGS PLAN
(Amended and Restated Effective January 1, 2008)

ARTICLE I

ESTABLISHMENT AND PURPOSE OF PLAN

The Duke Energy Corporation Directors’ Savings Plan (the “Plan”) was established, effective January 1, 1997, by Duke Energy Corporation, formerly named Duke Power Company, and has subsequently been amended from time to time.  The Cinergy Corp. Directors’ Deferred Compensation Plan and the obligation to pay certain deferred equity awards were merged with and into the Plan effective as of January 1, 2008 (the “Effective Date”).  The purpose of the Plan is to provide deferred compensation for the Nonemployee Directors of the Board.  This amendment and restatement of the Plan is effective as of the Effective Date.

ARTICLE II

DEFINITIONS

Wherever used herein, the singular includes the plural and the following terms have the following meanings unless a different meaning is clearly required by the context.

2.1           “Account” means the single bookkeeping account established and maintained pursuant to the Plan in the name of each Participant, and into which (a) any Fixed Interest Account, Variable Interest Account or subaccount in the Restricted Stock Fund that had been maintained pursuant to the Plan in the name of the respective Participant was consolidated on January 1, 2001, (b) amounts were transferred as of January 1, 2008 from the Cinergy Corp. Directors’ Deferred Compensation Plan and (c) deferred LTIP Awards were transferred as of January 1, 2008 from freestanding deferral agreements previously entered into by certain Participants who previously served on the Board of Directors of Cinergy Corp.  Each Participant’s Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to the Participant or his or her beneficiary under the Plan.

2.2           “Affiliated Group” shall mean the Company and all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the term “at least 45 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the term “at least 45 percent” is used instead of “at least 80 percent” each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.3           “Board of Directors” or “Board” means the Board of Directors of the Company.

2.4           “Change in Control” shall be deemed to have occurred upon:

(a)           an acquisition subsequent to the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Company common stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following:  (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or of its affiliated companies;

(b)           during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors (and any new Directors whose election to the Board or nomination for election by the Company’s shareholders was approved by a vote of at least 2/3 of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(c)           the consummation, after the Effective Date, of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of the Company, whether or not the Company is the surviving Company in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

(d)           the consummation, after the Effective Date, of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company, which has been approved by the shareholders of the Company; or

(e)           the adoption by the Board of Directors, after the Effective Date, of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

2.5           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6           “Committee” means the Compensation Committee of the Board of Directors or its delegate.

2.7           “Company” means Duke Energy Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Duke Energy Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

2.8           “Compensation” means all retainers, Committee chair fees and meeting/committee fees earned by Nonemployee Directors for services actually rendered in conjunction with service on the Board of Directors.

2.9           “Director” means a member of the Board of Directors of the Company.

2.10         “Duke Energy Common Stock Fund” shall mean the Investment Option that invests primarily in Duke Energy Corporation common stock.

2.11         “Duke Energy Common Stock - Stock Deferrals Subaccount” shall have the meaning provided in Section 4.5.

2.12         “Effective Date” means January 1, 2008.

2.13         “Fixed Interest Subaccount” means an account crediting interest at the fixed rates applicable under the Duke Power Company Compensation Deferral Plan for Outside Directors as it existed on December 31, 1996, prior to January 1, 2001.

2.14         “Investment Options” shall mean the various investment options that are made available from time to time under the Plan, which options generally shall correspond to the investment options made available from time to time under the Company’s RSP.

2.15         “Legacy Cinergy Plans” shall mean, collectively, the Cinergy Corp. Directors’ Deferred Compensation Plan and the freestanding deferral agreements pursuant to which LTIP Awards were previously deferred, and have not yet been distributed, by Participants who were on the Board of Directors of Cinergy Corp.

2.16         “LTIP Award” shall mean any award, other than a stock option or restricted stock award, granted under a long-term incentive plan maintained by the Company or its affiliates (including the Company’s 2006 Long-Term Incentive Plan).

2.17         “Nonemployee Director” means a member of the Board of Directors who is not employed by any entity in the Affiliated Group.

2.18         “Participant” shall mean any individual for whom an Account is maintained under the Plan.  However for the purposes of Article III, the term Participant shall mean only those Participants who remain eligible to participate in the Plan.

2.19         “Performance-Based Compensation” shall mean that portion of a Participant’s compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain.  Where a portion of an amount of compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately on the deferral election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

2.20         “Plan” shall mean the Duke Energy Corporation Directors’ Savings Plan, as amended.

2.21         “Plan Year” shall mean the calendar year.

2.22         “Post-2004 Deferrals” shall have the meaning provided in Section 4.2.

2.23         “Pre-2005 Deferrals” shall have the meaning provided in Section 4.2.

2.24         “Prior Plan” shall have the meaning provided in Section 4.1.

2.25         “Restricted Stock Fund” means the fund crediting Restricted Stock Units prior to January 1, 2001.

2.26         “Retirement Plan” means the Duke Power Company Retirement Plan for Outside Directors as it existed on December 31, 1996.

2.27         “RSP” shall mean the Duke Energy Retirement Savings Plan, as amended.

2.28         “Separation from Service” shall mean a termination of service with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service.  With respect to Pre-2005 Deferrals, the term “Separation from Service” shall mean a termination of service on the Board or otherwise within the meaning of the Plan or applicable Prior Plan as in effect immediately prior to the Effective Date.

2.29         “Specified Employee” shall mean, as of any date, a “specified employee”, as defined in Section 409A of the Code (as determined under the Company’s policy for determining specified employees on the relevant date), of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

2.30         “Spectra Energy Common Stock Fund” shall have the meaning provided in Section 4.6.

2.31         “Variable Interest Account” means an account crediting interest at a variable rate, prior to January 1, 2001.

ARTICLE III

ELIGIBILITY AND DEFERRAL ELECTIONS

3.1           Eligibility.  Active Nonemployee Directors participating in the Plan or in the Legacy Cinergy Plans immediately prior to the Effective Date will continue to participate in the Plan on and after the Effective Date.  Notwithstanding anything contained in Section 3.1 to the contrary, any individual with respect to whom amounts have been assumed from Prior Plans as described in Section 4.1 shall automatically participate, and be a “Participant,” in the Plan with respect to such amounts.  An individual’s right to defer shall cease with respect to the Plan Year following the Plan Year in which he or she ceases to be eligible to participate in the Plan, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant.  Upon the occurrence of a Participant’s Separation from Service during a Plan Year, any then-outstanding deferral election shall be cancelled and no additional amount shall be deferred pursuant to such deferral election.

3.2           Deferral Elections — Compensation.  Any individual who on or after the Effective Date becomes a Nonemployee Director will become a Participant in the Plan upon beginning to serve as a member of the Board of Directors.  Each eligible Participant may irrevocably elect to defer in accordance with the terms of this Plan, a percentage up to 100% (such percentage to be a multiple of 1%) of such Participant’s Compensation for each Plan Year.  Unless an earlier date is specified by the Committee, such election must be made by the Participant not later than the beginning of such Plan Year or within 30 days of a Participant initially becoming eligible to participate in the Plan (or any other plan required to be aggregated with the Plan under Section 409A of the Code).  In the event that a Participant first becomes eligible to participate in the Plan other than on the first day of a Plan Year, he or she shall have no right to defer Compensation prior to the date that is 30 days after he or she initially becomes eligible to participate in the Plan, and his or her deferral election shall apply only to Compensation earned beginning 30 days after he or she initially becomes eligible to participate in the Plan.  Compensation deferred shall be credited to the Participant’s Account at the time such Compensation otherwise would be paid to the Participant.  Unless otherwise specified by the Committee in accordance with procedures established from time to time, an election to defer Compensation shall apply only with respect to the Compensation earned in the Plan Year following the Plan Year in which the deferral election is made, and such deferral election cannot be revoked.

3.3           Deferral Elections - LTIP Awards.  Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, the entire amount of any LTIP Award, subject to the following conditions:

(a)           General Rule.  Except as otherwise provided in this Section, the deferral election shall be made by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year for which such LTIP Award is granted.  In the event that a Participant first becomes eligible to participate in the Plan other than on the first day of a Plan Year but after the commencement of a performance period, he or she shall have the right to make a deferral election within 30 days after initially becoming eligible to participate but the deferral election shall only apply to that portion of the LTIP Award that is earned for such performance period equal to the total amount of the LTIP Award earned during such performance period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that is 30 days after the Participant initially becomes eligible to participate and ending on the last day of the performance period, and the denominator of which is the total number of days in the performance period.

(b)           Compensation Subject to Vesting.   To the extent permitted by the Committee, and notwithstanding anything contained in this Section to the contrary, the deferral election with respect to an LTIP Award that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date that the Participant obtains a “legally binding right” to such compensation (within the meaning of Section 409A of the Code) must be made by, and shall become irrevocable as of, the thirtieth day following the date that the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve months in advance of the earliest date at which the forfeiture condition could lapse.  For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least 12 months merely because the condition immediately lapses upon the death or disability (as defined in Section 409A of the Code) of the Participant, or upon a Change in Control (as defined in Section 409A of the Code), provided that if such death, disability, or Change in Control occurs and the condition lapses before the end of such 12-month period, the deferral election made under this Section 3.3(b) shall not apply to such compensation.

(c)           Performance-Based Compensation.  To the extent permitted by the Committee, and notwithstanding anything contained in this Section to the contrary, the deferral election with respect to an LTIP Award that constitutes Performance-Based Compensation must be made by, and shall become irrevocable as of, the date that is six months before the end of the applicable performance period (or such earlier date as specified by the Committee on the deferral election), provided that in no event may such deferral election be made after such LTIP Award has become “readily ascertainable” within the meaning of Section 409A of the Code.  In order to make a deferral election under this Section 3.3(c), the Participant must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date a deferral election becomes irrevocable under this Section 3.3(c).  An election made under this Section shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(d)           Crediting Date.  Upon the date that an LTIP Award that the Participant has elected to defer otherwise would have been payable, the number of shares of stock or the cash payment that would have become so payable but for the deferral election shall be credited to the Duke Energy Common Stock - Stock Deferrals Subaccount.

(e)           Dividend Equivalents.  Dividend equivalents, to the extent deferred, shall also be deferred and credited to the Participant’s Duke Energy Common Stock - Stock Deferrals Subaccount commencing on the payment date of the first cash dividend of Duke Energy Common Stock that is declared after the date on which the deferred LTIP Award vests.

ARTICLE IV

ACCOUNTS AND PRIOR PLANS

4.1           Prior Plans.  As described in more detail in Appendix A, the Plan governs the terms and conditions of all or a portion of the amounts previously earned under the following plans (each a “Prior Plan”):  (i) the Cinergy Corp. Directors’ Deferred Compensation Plan and (ii) LTIP Awards previously deferred through freestanding deferral agreements (and not yet distributed) by Participants who previously were on the Board of Directors of Cinergy Corp.  Amounts that were previously payable under the Prior Plans and that have been credited to Accounts hereunder shall remain subject to the same vesting schedule and elections (including deferral and distribution elections) and beneficiary designations that were controlling under the applicable Prior Plan immediately prior to the date such amounts were credited to Accounts under the Plan until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election.  This Plan shall recognize any amount that was properly deferred by a Participant under a Prior Plan but that had not yet been credited to his or her account thereunder as of the date the obligations under such plan were assumed by this Plan.  Each Participant’s right to receive any benefit that has been transferred to this Plan shall be determined solely pursuant to the terms of this Plan.  All of the Company’s obligations and Participants’ rights with respect to the amounts previously payable under the Prior Plan shall automatically be extinguished and become obligations and rights under this Plan without further action as of the Effective Date.

4.2           Application of Code Section 409A to Prior Plans.

(a)           Pre-2005 Deferrals.  Any “amounts deferred” in taxable years beginning before January 1, 2005 under the Plan or Prior Plan, within the meaning of Section 409A of the Code, and any earnings thereon (“Pre-2005 Deferrals”), shall be governed by the terms of the Plan or Prior Plan, as applicable, as in effect on October 3, 2004, and it is intended that such amounts and any earnings thereon be exempt from the application of Section 409A of the Code.  Nothing contained herein is intended to materially enhance a benefit or right existing under the Plan or Prior Plan as of October 3, 2004 or add a new material benefit or right to such Plan or Prior Plan.

(b)           Post-2004 Deferrals.  Any “amounts deferred” in taxable years beginning on or after January 1, 2005 under the Plan or Prior Plan, within the meaning of Section 409A of the Code, and any earnings thereon (“Post-2004 Deferrals”), shall be governed by the terms and conditions of the Plan.

4.3           Maintenance of Participant Accounts.  An Account shall be established and maintained with respect to each Participant.  Each Account shall reflect the amounts credited thereto pursuant to Article IV, plus or minus adjustments made in accordance with the provisions of Article IV and reduced by distributions made in accordance with Article VI.

4.4           Phantom Investment Options Generally.  In accordance with such rules as the Committee shall approve, Investment Options shall be available hereunder that generally correspond with each RSP investment option and such other investment options as are determined to be appropriate by the Committee.  Each Participant hereunder shall specify, in accordance with this Section and rules established by the Committee, the “investment” of his or her Account in one or more Investment Options hereunder.  The Participant’s Account shall thereafter be automatically adjusted daily (or on such other basis as the Committee shall approve), upward or downward, in proportion to the total percentage return experienced for the respective period on amounts invested in the Investment Options.  Accounts under the Plan shall be bookkeeping accounts reflecting units of phantom Investment Options hereunder which mirror the performance that would have resulted from an actual investment in the corresponding Investment Option(s).  No amounts actually shall be invested hereunder in any Investment Option.  The Plan’s investment option that corresponds to the RSP’s Duke Energy Common Stock Fund shall be referred to as the “Duke Energy Common Stock Fund”.

4.5           Duke Energy Common Stock - Stock Deferrals Subaccount.   Amounts credited to a Participant’s Account pursuant to Section 3.3 shall be held in a subaccount within such Participant’s Account (the “Duke Energy Common Stock - Stock Deferrals Subaccount”).  The amounts in the Duke Energy Common Stock - Stock Deferrals Subaccount shall be credited and maintained as units of a phantom investment that mirrors the performance of Duke Energy Corporation common stock (with cash dividends reinvested).  No transfers may be made into or out of the Duke Energy Common Stock - Stock Deferrals Subaccount.

4.6           Adjustments to Reflect Spin-Off of Spectra Energy Corp.  Each phantom unit of Duke Energy Corporation common stock credited to the Duke Energy Common Stock - Stock Deferrals Subaccount and the Duke Energy Common Stock Fund on behalf of a Participant at the time of the spin-off of Spectra Energy Corp, whether under the Plan or a Prior Plan, was converted, as of such spin-off, into phantom units of Spectra Energy Corp common stock and phantom units of Duke Energy Corporation common stock and reallocated as described below.  The number of phantom units of Spectra Energy Corp common stock was equal to the number of shares of Spectra Energy Corp common stock to which the Participant would have been entitled on the spin-off had the phantom units of Duke Energy Corporation common stock represented actual shares of Duke Energy Corporation as of the record date of the spin-off, the resulting number of phantom units of Spectra Energy Corp common stock being rounded down to the nearest whole unit.  The resulting number of phantom units of Spectra Energy Corp common stock was automatically transferred from the Duke Energy Common Stock - Stock Deferrals Subaccount and the Duke Energy Common Stock Fund and credited to the Investment Option that invested primarily in Spectra Energy Corp common stock (the “Spectra Common Stock Fund”), effective as of the spin-off.  Each Participant is entitled to elect, pursuant to rules and procedures prescribed by the Company, to reallocate amounts deemed invested in the Spectra Common Stock Fund into any other open Investment Option.  The Spectra Common Stock Fund shall be closed to additional deferrals and to transfers from any other Investment Option.

4.7           Adjustments to Stock Funds.  If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of the Company or Spectra Energy Corp, or any similar corporate transaction or event in respect of such shares, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in number and kind of shares deemed held under the Plan.  Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding shares under the Plan such alternative consideration as it, in good faith, may determine to be equitable under the circumstances.

4.8           Fixed Interest Subaccount.  The portion of a Participant’s Account that, as of December 31, 2000, was maintained as a Fixed Interest Subaccount, shall be transferred, on January 1, 2001, to a special fixed interest investment option, where it shall continue to be credited with interest in the same manner and at the rates that would have been applicable under the Fixed Interest Subaccount had the Fixed Interest Subaccount continued.  On and after January 1, 2001, the Participant (or, if the Participant is dead, the Participant’s beneficiary) may elect to transfer amounts from the fixed interest investment option to any open investment option, but the fixed interest investment option shall be closed to additional deferrals and to transfer from any other investment option.

ARTICLE V

VESTING

5.1           General Rule.  A Participant is 100% vested in his or her Account.

ARTICLE VI

PAYMENT OF BENEFITS

6.1           Commencement Date.  Except as otherwise provided below, following Separation from Service, a Participant will receive, or will begin to receive, payment of his or her benefits under this Plan, which consist of the portion of his or her Account that is vested, as determined under Article V.  Each Participant who served on the Board of Directors on January 1, 2001, who made an irrevocable election prior to such date, and who continuously served on the Board of Directors through attainment of age 62, shall not commence to receive his or her payment of his or her benefits under the Plan until attainment of age 70 or his or her earlier death.

6.2           Election of Distribution Option.

(a)           Pre-2005 Deferrals.  With respect to Pre-2005 Deferrals, each Participant has been provided the opportunity to elect from among the distribution options specified in Section 6.3, the manner in which such Participant’s Account shall be paid following Separation from Service.  A Participant may elect to change the distribution option for his or her Pre-2005 Deferrals, other than any such amounts attributable to the Legacy Cinergy Plans, to a distribution option permitted under Section 6.3 once in any 12 month period, but any such change shall become effective one year from the date on which the election form was submitted to the Committee, but only if the Participant remains on the Board of Directors throughout such one year period.  Failure to timely elect a distribution option with respect to Pre-2005 Deferrals shall result in a deemed election of five annual installments with respect to such amounts.

(b)           Post-2004 Deferrals.  With respect to each amount deferred under the Plan after 2007, each Participant shall, in accordance with procedures established from time to time by the Committee and no later than the last day for filing the deferral election to which such deferrals relate, be entitled to make a separate class-year election from among the distribution options specified in Section 6.4.  With respect to all amounts deferred under the Plan after 2004 and before 2008, each Participant shall, in accordance with procedures established from time to time by the Committee consistent with Section 6.6, be entitled to make a single election (which may be separate for deferrals of LTIP Award and deferrals of other Compensation) from among the distribution options specified in Section 6.4.  A Participant may not elect to change such elections.  Failure to timely elect a distribution option with respect to Post-2004 Deferrals shall result in a deemed election of payment in a single lump sum.

6.3           Distribution Options for Pre-2005 Deferrals.  Subject to the foregoing, the following distribution options are available with respect to Pre-2005 Deferrals:

(a)           Lump Sum.  Payment of the full amount of the Participant’s Account as soon as administratively feasible after the first business day of the month following the month in which occurs the Separation from Service occurs.

(b)           Term Payments.  Payment of the full amount of the Participant’s Account in either five or ten annual installments.  The amount to be distributed in each installment shall be determined by dividing the installments then remaining by the Account balance to obtain the cash amount and/or number of whole shares of Company common stock, including the cash amount for any fractional share, to be paid in the current installment.  An annual installment shall be paid as promptly as administratively feasible after the cash amount and number of whole shares of Company common stock, including the cash amount for any fractional share, are to be included in the installment have been determined.

(c)           Discretion to Change Distribution Option.  The Board of Directors may, in its sole discretion, shorten or lengthen the time period over which a benefit is to be paid or to provide for periodic payment of a benefit that otherwise would be paid in lump sum or for lump sum payment of a benefit that otherwise would be paid periodically.

(d)           Legacy Cinergy Plans.  Notwithstanding Section 6.3(a), 6.3(b) and 6.3(c), Pre-2005 Deferrals attributable (i) to the Cinergy Corp. Directors’ Deferred Compenation Plan shall be payable in a lump sum payment on the first business day of the Plan Year following the Plan Year in which the Participant has a Separation from Service and (ii) to freestanding agreements under which LTIP Awards were deferred by certain Participants who previously served on the Board of Directors of Cinergy Corp. shall be payable in a lump sum payment within 60 days following Separation from Service.

6.4           Distribution Options for Post-2004 Deferrals.  Subject to the foregoing, the following distribution options are available with respect to Post-2004 Deferrals:

(a)           Lump Sum.  Payment of the full amount of the Participant’s Account on the first business day of the month following the month in which the Participant’s Separation from Service occurs.

(b)           Term Payments.  Payment of the full amount of the Participant’s Account in annual installments over a period from two to ten, or fifteen, years.  The amount to be distributed in each installment shall be determined by dividing the installments then remaining by the Account balance to obtain the cash amount and/or number of whole shares of Company common stock, including the cash amount for any fractional share, to be paid in the current installment.  Annual installments shall be paid on the first business day of the month following the month in which the Participant’s Separation from Service occurs and on each applicable anniversary thereafter.

(c)           Default Distribution Option.  To the extent that a Participant does not designate the distribution option of an amount deferred or contributed to his or her Account, such amount (adjusted for earnings and losses) shall be distributed in a single lump sum during the 60-day period following the date on which the Participant’s Separation from Service occurs.

6.5           Form of Payment.  All amounts due under the Plan shall be paid in cash, except that units in the Duke Energy Common Stock Fund and the Duke Energy Common Stock - Stock Deferrals Subaccount shall be converted to whole shares of Company common stock and cash for any fractional share.  To the extent that the delivery of any shares of Company common stock to a Participant under this Plan otherwise would cause all or any portion of the Plan to be considered an “equity compensation plan” as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule (“Listed Company Manual”), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored “equity compensation plan” designated by the Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

6.6           Transition Relief for Payment Elections — Post-2004 Deferrals.  With respect to Post-2004 Deferrals, a Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008 or such other date as permitted under Section 409A of the Code) elect on a form provided by the Committee to (a) change the date of payment of his or her Subaccounts or (b) change the distribution option of his or her Subaccounts to a distribution option otherwise permitted for that Subaccount under the Plan.  The Committee may also take any action that it deems necessary, in its sole discretion, to amend prior deferral elections or payment elections of a Participant, without the Participant’s consent, to conform such elections to the terms of this Plan.  This Section is intended to comply with Notice 2007-86, any subsequent notice or guidance, and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

6.7           Mandatory Six-Month Delay — Post-2004 Deferrals.  Except as otherwise provided in Sections 6.8(a), in no event may payments of Post-2004 Deferrals commence, with respect to any Participant who is a Specified Employee as of his or her Separation from Service, prior to the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant’s death) if such amounts are otherwise payable pursuant to the Participant’s Separation from Service.  Any amount that is postponed as a result of the prior sentence shall be accumulated through and paid on the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant’s death).

6.8           Discretionary Acceleration of Payment.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment of Post-2004 Deferrals under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.    Except as otherwise specifically provided in this Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(a)           Domestic Relations Orders.   The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)           Payment Upon Income Inclusion Under Section 409A.  Subject to Section 6.7 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(c)           Certain Offsets.  Subject to Section 6.7 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(d)           Bona Fide Disputes as to a Right to a Payment.  Subject to Section 6.7 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(e)           Other Events and Conditions.  Subject to Section 6.7 hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.9           Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment of Post-2004 Deferrals under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)           Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)           Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.10         Actual Date of Payment.  If calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or beneficiary), the payment will be treated as made upon the date specified under the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code. Moreover, notwithstanding any other provision of this Plan to the contrary except Section 6.7, and to the extent permitted by Section 409A of the Code, a payment will be treated as made upon the date specified under the Plan if the payment is made as close as administratively practicable to the relevant payment date specified herein, and in any event within the same calendar year.

ARTICLE VII

DEATH BENEFITS

7.1           Designation of Beneficiary.  If a Participant dies while still having a vested Account balance under the Plan, the vested unpaid balance shall be payable to the Participant’s beneficiary or beneficiaries as a death benefit.  The Company will provide each Participant with a form whereby the Participant may designate a beneficiary or beneficiaries by filing the completed form with the Company before the Participant’s death.  If a deceased Participant did not designate a beneficiary, or if the designated beneficiary should predecease the Participant, the Account shall be paid to the estate of the Participant.

7.2           Form of Payment.  If a Participant (or a beneficiary previously designated by a deceased Participant) dies before receiving all amounts payable hereunder, then the remaining amounts payable shall be paid to the specified beneficiary of such deceased person in accordance with the distribution option in effect; provided, however, that if such deceased person has failed to specify a surviving beneficiary, then all Pre-2005 Deferrals shall be paid to the deceased Participant’s or beneficiary’s estate in lump sum.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1           General Rule.  The Board of Directors or its delegate may (a) terminate the Plan with respect to future Participants or future benefit accruals for current Participants; and (b) amend the Plan in any respect, at any time.  No such termination or amendment may reduce the amount of any then accrued benefit of any Participant and any attempt to do so shall be void.  Subject to Section 6.7 hereof, the Committee may, in its sole discretion to the extent permitted in Section 409A of the Code, provide for the acceleration of the time or schedule of a payment of Post-2004 Deferrals under the Plan upon the termination of the Plan.

ARTICLE IX

ADMINISTRATION

9.1           The Committee is the named fiduciary of the Plan and as such shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this Plan document.  The named fiduciary may designate persons other than the named fiduciary to carry out fiduciary responsibilities under the Plan.  Any such allocation or designation must be in writing and must be accepted in writing by any such other person.

9.2           The Committee is the administrator of the Plan.  As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan.  The Committee has the discretion as a Plan fiduciary (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing.  A decision of the Committee with respect to any matter pertaining to the Plan including without limitation the individuals determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons.  No Committee member shall participate in any decision of the Committee that would directly and specifically affect the timing or amount of his or her benefits under the Plan, except to the extent that such decision applies to all Participants under the Plan.

ARTICLE X

CLAIMS PROCEDURE

10.1         A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits.  Any request for a Plan benefit or to clarify the claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim.

10.2         A claim for benefits will be considered as having been made when submitted in writing by the claimant (or by such claimant’s authorized representative) to the Committee.  No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he or she is entitled.  The claim may be delivered personally during business hours or mailed to the Committee.

10.3         The Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan.  If the claim is wholly or partially denied, the claimant shall be so informed by written notice 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision.  If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his or her claim has been denied just as if he or she had received actual notice of denial.

10.4         The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(a)           The specific reason(s) for the denial.
(b)           Specific reference to pertinent Plan provisions on which the denial is based.
(c)           A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.
(d)           Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

10.5         If the claim is wholly or partially denied, the claimant (or his or her authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed.  The Committee shall conduct a full and fair review of each appealed claim and its denial.  Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he or she is entitled to a greater period of time within which to submit his or her request for review of a denied claim, the claimant shall have 60 days after he or she (or his or her authorized representative) receives written notice of denial of his or her claim within which such request must be submitted to the Committee.

10.6         The request for review of a denied claim must be made in writing.  In connection with making such request, the claimant or his or her authorized representative may:

(a)           Review pertinent documents.
(b)           Submit issues and comments in writing.

10.7         The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review.  However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review.  However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan’s receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting.  In such case, a decision may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review.  If special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan’s receipt of the request for review.  If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his or her authorized representative) prior to the commencement of the extension.  The decision on review shall be in writing and shall be furnished to the claimant or his or her authorized representative within the appropriate time for the decision.  If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

10.8         The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

10.9         The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

10.10       A person must exhaust his or her rights to file a claim and to request a review of the denial of his or her claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.

10.11       The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of Nonemployee Directors to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing.

ARTICLE XI

GENERAL PROVISIONS

11.1         No right or interest of any person entitled to a benefit under the Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

11.2         No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under this Plan.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.8, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

11.3         The Company’s obligations under this Plan shall be as unfunded and unsecured promise to pay.  The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.  The Company may establish a grantor trust to assist it in meeting its obligations under this Plan.  The Company shall not be obligated to establish such a trust, and if established, the Company shall not be obligated to make contributions to the trust. All payments under the Plan will be made from the general funds of the Company.

11.4         This Plan shall be construed and administered in accordance with the laws of the State of North Carolina to the extent that such laws are not preempted by Federal law.

11.5         Transfer of Accounts.  The Account of each member of the Board of Directors of Spectra Energy Corp or its predecessor companies (a “Spectra Energy Participant”) maintained under the Plan immediately prior to the spin-off of Spectra Energy Corp was transferred to the Spectra Energy Corp Directors’ Savings Plan and assumed by Spectra Energy Corp as of the spin-off (the “Assumed Amounts”).  For purposes of this Plan, the term “Assumed Amounts” shall include any amount of Compensation of a Spectra Energy Participant that is earned but not yet paid as of the spin-off and phantom stock units granted to a Spectra Energy Participant under the Duke Energy Corporation 1998 Long-Term Incentive Plan, that were properly deferred by a member of the Spectra Energy Corp Board of Directors under the Plan but that had not yet been credited to his or her Account under the Plan as of the spin-off.  Each such Spectra Energy Participant shall have no further rights under the Plan immediately after his or her Account is transferred to the Spectra Energy Corp Directors’ Savings Plan and assumed by Spectra Energy Corp in accordance with the terms and conditions of the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp (the “Employee Matters Agreement”).  Capitalized terms used in this Section that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement.

11.6         Compliance with Section 409A of the Code.  It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, their respective directors, officers, employees and advisors, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, beneficiary or other taxpayer as a result of the Plan.  Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or beneficiary under Section 409A(a)(1) of the Code.

11.7         Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

This amendment and restatement of the Plan has been executed on behalf of the Company this 31st day of October, 2007.

DUKE ENERGY CORPORATION

By:	/s/ Karen R. Feld

Its:	Vice President, Corporate Human Resources

Appendix A

Prior Plans

A-1         Cinergy Corp. Directors’ Deferred Compensation Plan.  As of January 1, 2008, each Participant’s Account was credited with the amount, if any, then credited to the Participant’s account under the Cinergy Corp. Directors’ Deferred Compensation Plan.

A-2         Deferred Stock Awards for Legacy Cinergy Directors.  As of January 1, 2008, each Participant’s Account was credited with the LTIP Awards, if any, previously deferred through freestanding deferral agreements (and not yet distributed) by each Participant who previously was on the Board of Directors of Cinergy Corp.  Such amounts shall be credited to the Duke Energy Common Stock - Stock Deferrals Subaccount.